Exhibit 3.1

FORM OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

MOELIS & COMPANY

Pursuant to Sections 228, 242 and 245 of the
General Corporation Law of the State of Delaware

Moelis & Company (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.     The name of the Corporation is Moelis & Company. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware (the “Delaware Secretary”) on January 9, 2014.

2.     This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Section 228, Section 242 and Section 245 of the DGCL.

3.     This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

4.     Effective as of the date of its filing with the Delaware Secretary, the text of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

FIRST:  The name of the Corporation is Moelis & Company.

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle. The name of its registered agent at that address is Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

FOURTH:  (1) Authorized Capital Stock. The total number of shares of all classes of stock that the Corporation shall have authority to issue is [•], consisting of (i) [•] shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”); (ii) [•] shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and (iii) [•] shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”). The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor.

(2) Common Stock. The powers, preferences, and rights and the qualifications, limitations, and restrictions of the Class A Common Stock and the Class B Common Stock are as follows:

(a) Voting Rights. Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation:

(i) Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder. The holders of shares of Class A Common Stock shall not have cumulative voting rights.

(ii) Each holder of Class B Common Stock shall be entitled to one (1) vote for each share of Class B Common Stock held of record by such holder; provided that for so long as Kenneth Moelis (A) maintains directly or indirectly ownership of an aggregate of at least [•] shares of Class A Common Stock and Equivalent Class A Shares, each as adjusted for any stock split, stock dividend, reverse stock split, recapitalization, business combination, reclassification or similar event, in each case with such adjustment being determined by the Board of Directors; (B) maintains directly or indirectly beneficial ownership of at least five percent (5%) of the issued and outstanding Class A Common Stock (calculated, without duplication, on the basis that all issued and outstanding OP Class A Common Units (as defined below) not held by the Corporation or its subsidiaries had been exchanged for shares of Class A Common Stock), as adjusted for any stock split, stock dividend, reverse stock split, recapitalization, business combination, reclassification or similar event, in each case with such adjustment being determined by the Board of Directors; (C) has not been convicted of a criminal violation of a material U.S. federal or state securities law that constitutes a felony or a felony involving moral turpitude; (D) is not deceased; and (E) has not had his employment agreement terminated in accordance with its terms because of a breach of his covenant to devote his primary business time and effort to the business and affairs of the Corporation and its subsidiaries or because he suffered an Incapacity (collectively, the “Class B Condition”), each holder of Class B Common Stock shall be entitled to ten (10) votes for each share of Class B Common Stock. The holders of shares of Class B Common Stock shall not have cumulative voting rights.  The term “beneficial ownership” shall have the same meaning given to it in Section 13(d) under the Securities Exchange Act of 1934, as amended, and the rules thereunder, except that a person will be deemed to have “beneficial ownership” of all securities that person has the right to acquire, whether the right is exercisable immediately, only after the passage of time or only after the satisfaction of conditions and notwithstanding any right to pay cash in lieu of such securities. The term “Equivalent Class A Shares” shall mean, on any date, the number of shares of Class A Common Stock represented by any shares, units, interests, options, warrants, evidence of indebtedness, stock awards or other securities or awards which by their terms are directly or indirectly convertible into, exchangeable for, exercisable for or pursuant to which the holder is entitled to receive shares of Class A Common Stock, whether immediately, only after the passage of time or only after the satisfaction of conditions and notwithstanding any right to pay cash in lieu of shares of Class A Common Stock. The term “Incapacity” shall mean, with respect to Mr. Moelis, the entry of an order of incompetence or of insanity, or permanent physical incapacity or death.

(iii) Except as otherwise required in this Amended and Restated Certificate of Incorporation or by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters on which stockholders are generally entitled to vote (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

(iv) In addition to any other vote required in this Amended and Restated Certificate of Incorporation or by applicable law, the holders of Class A Common Stock and Class B Common Stock shall each be entitled to vote separately as a class only with respect to amendments to this Amended and Restated Certificate of Incorporation that increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

(b) Dividends.

(i) Subject to any other provisions of this Amended and Restated Certificate of Incorporation, as it may be amended from time to time, holders of shares of Class A Common Stock shall be entitled to receive ratably, in proportion to the number of shares held by them, such dividends and other distributions in cash, stock, or property of the Corporation when, as, and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(ii) Holders of shares of Class B Common Stock shall be entitled to receive ratably, in proportion to the number of shares held by them, dividends of the same type as any dividends and other distributions in cash, stock, or property of the Corporation payable or to be made on outstanding shares of Class A Common Stock in an amount per share of Class B Common Stock equal to the amount of such dividends or other distributions as would be made on [•](1) shares of Class A Common Stock. The holders of shares of Class B Common Stock shall be entitled to receive, on a pari passu basis with the holders of the Class A Common Stock, such dividend or other distribution on the Class A Common Stock when, as, and if declared by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(c) Liquidation, Dissolution, etc.  In the event of any liquidation, dissolution, or winding up (either voluntary or involuntary) of the Corporation, after payments to creditors of the Corporation that may at the time be outstanding and subject to the rights of any holders of Preferred Stock that may then be outstanding, holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to receive ratably, in proportion to the number of shares held by them, all remaining assets and funds of the Corporation available for distribution; provided, however, that, for purposes of any such distribution, each share of Class B Common Stock shall be entitled to receive the same distribution as [•](2) shares of Class A Common Stock.

(d) Reclassification. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified, or otherwise changed unless contemporaneously therewith the other class of Common Stock and the OP Class A Common Units (as defined below) are subdivided, consolidated, reclassified, or otherwise changed in the same proportion and in the same manner.

(e) Exchange. The holder of each limited partnership unit of Moelis & Company Group LP, a Delaware limited partnership (the “OP”), designated as a “Partnership Class A Common Unit” (an “OP Class A Common Unit”), other than OP Class A Common Units held by the Corporation, shall, pursuant to terms and subject to the conditions of the OP Limited Partnership Agreement (the “OP LP Agreement”), have the right to exchange such OP Class A Common Unit for one fully paid and nonassessable share of Class A Common Stock on and subject to the terms and conditions set forth hereunder and in the OP LP Agreement.

(i) In connection with such exercise of the exchange privilege under the OP LP Agreement, the Corporation shall (unless and to the extent the OP has elected in accordance with the terms and provisions of the OP LP Agreement to pay cash in lieu of shares of Class A Common Stock) issue to the OP a number of shares of Class A Common Stock, as requested by the OP, in exchange for an equal number of OP Class A Common Units, provided that the aggregate number of shares of Class A Common Stock issued shall not exceed the number of OP Class A Common Units surrendered to the OP by the exchanging partner of the OP.

(ii) Concurrently with such exercise of the exchange privilege under the OP LP Agreement, a number of shares of Class B Common Stock held by the holder of the OP Class A Common Units being exchanged equal to the number of OP Class A Common Units exchanged

(1)  A fraction equal to (A) the per share subscription price of each share of Class B Common Stock, divided by (B) the per share price to be paid for each share of Class A Common Stock sold in the IPO.

(2)  A fraction equal to (A) the per share subscription price of each share of Class B Common Stock, divided by (B) the per share price to be paid for each share of Class A Common Stock sold in the IPO.

(or if such exchanging holder does not hold shares of Class B Common Stock, an equivalent aggregate number of shares of Class B Common Stock apportioned ratably among all holders of shares of Class B Common Stock) shall be automatically, without further action by such holder, converted into [•] fully paid and nonassessable shares of Class A Common Stock. All such shares of Class B Common Stock that shall have been automatically converted as herein provided shall be retired and resume the status of authorized and unissued shares of Class B Common Stock, and all rights of the holder with respect to such shares, including the rights, if any, to receive notices and to vote, shall thereupon cease and terminate. No fractional shares of Class A Common Stock shall be issued upon conversion of the shares of Class B Common Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay to the holder cash equal to the Value of the fractional shares of Class A Common Stock.

The term “Value” means, on any Valuation Date with respect to a share of Class A Common Stock, the average of the daily Market Prices for ten (10) consecutive trading days immediately preceding the Valuation Date. The term “Market Price” on any date means, with respect to any outstanding shares of Class A Common Stock, the last sale price for such shares of Class A Common Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares of Class A Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if such shares of Class A Common Stock are not listed or admitted to trading on the New York Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares of Class A Common Stock are listed or admitted to trading or, if such shares of Class A Common Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such shares of Class A Common Stock are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares of Class A Common Stock selected by the Board of Directors or, in the event that no trading price is available for such shares of Class A Common Stock, the fair market value of the shares of Class A Common Stock, as determined in good faith by the Board of Directors. The term “Valuation Date” means, the date of receipt by the general partner of the OP of a notice of redemption, subject to the terms and conditions set forth in the OP LP Agreement, or such other date as specified herein, or, if such date is not a business day, the immediately preceding business day.

(iii) Such number of shares of Class A Common Stock as may from time to time be required for exchange pursuant to the terms of Clause 2(e)(ii) of this Article FOURTH shall be reserved for issuance upon exchange of outstanding OP Class A Common Units.

(f) Transfers.

(i) Each share of Class B Common Stock shall be automatically, without further action by the holder thereof, converted into [•](3) fully paid and nonassessable shares of Class A Common Stock upon the occurrence of any direct sale, pledge, conveyance, hypothecation, assignment or other transfer (“Transfer”) of such share of Class B Common Stock to any Person, other than (A) any affiliate, partner, member or other equityholder of such holder (which, for the avoidance of doubt, shall include any Transfer by way of distribution to partners, members or other equityholders in connection with a holder’s dissolution); (B) a trust of such holder for estate tax planning purposes or (C) the estate of a deceased holder. Each share of Class B Common Stock subject to such conversion shall, upon such conversion, be deemed to represent such

(3)  A fraction equal to (A) the per share subscription price of each share of Class B Common Stock, divided by (B) the per share price to be paid for each share of Class A Common Stock sold in the IPO.

number of shares of Class A Common Stock. The Corporation shall register such shares in book-entry form or, if such shares are certificated, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of a conversion and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock, issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such conversion. Each share of Class B Common Stock that is converted pursuant to this Clause 2(f) of this Article FOURTH shall thereupon be retired and resume the status of authorized and unissued shares of Class B Common Stock, and all rights of the holder with respect to such shares, including the rights, if any, to receive notices and to vote, shall thereupon cease and terminate. No fractional shares of Class A Common Stock shall be issued upon conversion of the shares of Class B Common Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay to the holder cash equal to the Value of the fractional shares of Class A Common Stock. The term “Person” means both natural persons and legal entities.

(ii) The Corporation may, as a condition to the Transfer or the registration of Transfer of shares of Class B Common Stock, require the furnishing of such affidavits or other proof as it deems necessary to establish whether such transfer would result in an automatic conversion pursuant to the terms of Clause 2(f)(i) of this Article FOURTH.

(g) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

(3) Preferred Stock.

(a) The Board of Directors is expressly authorized to provide, out of the unissued shares of Preferred Stock, for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the DGCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

(b) Except as otherwise required in this Amended and Restated Certificate of Incorporation or by applicable law, holders of a series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to such series).

(4) Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of (i) the same number of shares of such class from another person or (ii) the same number of shares of another class, and as otherwise permitted by law; provided, however, that the Corporation shall only be permitted to issue and sell shares of (a) Class A Common Stock to the extent such issuance and sale complies with the OP LP Agreement and (b) Class B Common Stock in connection with the issuance by the OP of OP Class A Common Units in connection with any new capital raises, reclassifications, interest splits or exchanges, distributions, mergers or other business combinations, or recapitalizations.  Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of (i) the same number of shares of such class from another person or (ii) the same number of shares of another class, and as otherwise permitted by law. In the event that the Corporation determines to repurchase any shares of Class A Common Stock, the Corporation shall, as the sole equity holder of the general partner of the OP, cause the OP to repurchase from the Corporation an equal number of OP Class A Common Units and the proceeds received by the Corporation from the OP in such repurchase shall be used by the Corporation to fund the Corporation’s repurchase of shares of Class A Common Stock.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation, and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to, or repeal the By-Laws of the Corporation (the “By-Laws”).

(3) The Board of Directors shall consist of not less than three (3) nor more than eleven (11) members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors then in office. Election of directors need not be by written ballot unless the By-Laws so provide.

(4) A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification, or removal from office. Any director may resign at any time in accordance with the By-Laws.

(5) Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled only by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy resulting from an increase in the number of directors shall hold office for a term that shall coincide with the remaining term of the other directors. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies, and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto.

(6) Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote in connection with the election of the directors of the Corporation; provided that at any time the Class B Condition is satisfied, any or all of the directors of the Corporation may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote in connection with the election of the directors of the Corporation. The vacancy or vacancies in the Board of Directors caused by any such removal shall be filled as provided in Clause (5) of this Article FIFTH.

(7) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that to the extent required by the provisions of Section 102(b)(7) of the DGCL or any successor statute, or any other laws of the State of Delaware, this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the date of this Amended and Restated Certificate of Incorporation to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided in this Amended and Restated Certificate of Incorporation, shall be limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Clause (7) of Article FIFTH shall not adversely affect any limitation on the personal liability or any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(8) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors that would have been valid if such By-Laws had not been adopted.

SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws.

SEVENTH: Unless otherwise required by law, Special Meetings of Stockholders, for any purpose or purposes, may be called (i) by the Chairman of the Board of Directors, if there be one, (ii) by the Chief Executive Officer of the Corporation at the request in writing of (a) directors constituting a majority of the voting power of the entire Board of Directors or (b) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings, or (iii) until such time as the Class B Condition ceases to be satisfied, by stockholders collectively holding a majority of the voting power of the shares entitled to vote in connection with the election of the directors of the Corporation.  If at any time the Class B Condition shall not be satisfied, then the ability of the stockholders to call a Special Meeting of Stockholders is hereby specifically denied.

EIGHTH: Until such time as the Class B Condition ceases to be satisfied, any action required or permitted to be taken at any Annual or Special Meeting of Stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with Section 228 of the DGCL and the Corporation’s By-Laws. If at any time the Class B Condition shall not be satisfied, then any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called Annual or Special Meeting of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied.

NINTH: The Corporation shall not be governed by the provisions of Section 203 of the DGCL.

TENTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his heirs, executors, and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his heirs, executors, or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article TENTH.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article TENTH to directors and officers of the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right that any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws, any statute, agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or modification of this Article TENTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ELEVENTH:

(1) Subject to Clause (2) of this Article ELEVENTH, the By-Laws may be amended, altered, changed or repealed, in whole or in part, either (i) by the affirmative vote of a majority of the entire Board of Directors, or (ii) without the approval of the Board of Directors, by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares entitled to vote in connection with the election of directors of the Corporation; provided that at any time the Class B Condition is satisfied, the By-Laws also may be amended, altered, changed or repealed, in whole or in part, by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote in connection with the election of the directors of the Corporation.

(2)  Notwithstanding Clause (1) of this Article ELEVENTH, or any other provision of the By-Laws (and in addition to any other vote that may be required by law), (i) any amendment, alteration or repeal, in whole or in part, of Section 2.3 (Special Meetings), Section 2.9 (Consent of Stockholders in Lieu of Meeting), Section 3.1 (Number and Election of Directors), Section 3.2 (Vacancies), Section 3.3 (Duties and Powers), Section 3.6 (Resignations and Removals of Directors) or Article IX of the By-Laws (collectively, the “Specified By-Laws”) as in effect immediately following the initial public offering of Common Stock (which, for the avoidance of doubt, would include the adoption of any provision as part of the By-Laws that is inconsistent with the purpose and intent of the Specified By-Laws), shall require the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote in connection with the election of the directors of the Corporation, and (ii) the ability of the Board of Directors to amend, alter or repeal the Specified By-Laws is specifically denied; provided that at any time that the Class B Condition is satisfied, the Specified By-Laws may be amended, altered or repealed, in whole or in part, by (x) the affirmative vote of a majority of the entire Board of Directors or (y) the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote in connection with the election of the directors of the Corporation.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director, officer, or employee of the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or By-Laws, or (iv) any action asserting a claim against the Corporation or any director, officer, or employee of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH.

THIRTEENTH: The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least eighty percent (80%) of the combined voting power of the shares entitled to vote in connection with the election of directors of the Corporation shall be required to amend, alter, change, or repeal, or to adopt any provision as part of this Amended and Restated Certificate of Incorporation inconsistent with the purpose and intent of Articles FIFTH, EIGHTH, TENTH or THIRTEENTH of this Amended and Restated Certificate of Incorporation.

FOURTEENTH: If any provision in this Amended and Restated Certificate of Incorporation is determined to be invalid, void, illegal, or unenforceable, the remaining provisions of this Amended and Restated Certificate of Incorporation shall continue to be valid and enforceable and shall in no way be affected, impaired, or invalidated.

FIFTEENTH: The Corporation is to have perpetual existence.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed on its behalf this      day of                   , 2014.

MOELIS & COMPANY

By:
Name:
Title: